Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S    R E L E A S E

Date:	March 10, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES SECOND QUARTER AND SIX MONTH RESULTS.
Thor Industries, Inc. (NYSE:THO) today announced results for the second quarter and six months ended January 31, 2011. Sales for the second quarter were $526,227,000, up 22% from $430,025,000 last year. Net income for the quarter was $5,688,000, down from $11,924,000 last year. E.P.S. for the quarter were $0.10 versus $0.22 last year. Sales for the six months were $1,132,911,000, up 21% from $932,577,000 last year. Net income for the six months was $29,376,000 compared to $35,353,000 last year. E.P.S. for the six months were $0.54 versus $0.65 last year.
“Aided by its acquisition of Heartland RV in September, 2010, Thor delivered solid revenue growth in the seasonally slower second quarter that was offset by discounting due to market pricing pressures and increases in raw material costs,” said Peter B. Orthwein, Thor chairman. “We are well positioned to capitalize on what we believe will be a much more robust second half of the fiscal year. Order backlogs are healthy, we continue to gain market share, our RV companies enacted product price increases in February to cover higher material input costs, and importantly, the discounting that we have seen thus far this year is now abating and we expect a normalized RV promotional environment in our prime spring and summer selling season.”
Other costs impacting Thor’s second quarter profits included start-up costs for the new Redwood RV operation and amortization expense related to Thor’s acquisition of Heartland RV in the first quarter. Corporate costs were also higher in the quarter due to costs related to an ongoing SEC review, along with higher stock option compensation and group insurance expenses.
Thor anticipates that conditions in its bus segment will remain challenging in 2011 due to tight state and municipal budgets, but believes that its bus segment is well positioned for longer term growth.
RV sales in the quarter were $437,111,000, up 30% from $335,796,000 last year. Towable RV sales in the quarter were $364,802,000, up 30% from $280,704,000 last year. These towable RV sales include $83,912,000 of sales in the quarter from Heartland RV, acquired September 16, 2010. Motorized RV sales in the quarter were $72,309,000, up 31% from $55,092,000 last year. Bus segment sales in the quarter were $89,116,000, down 5% from $94,229,000 last year.
RV income before tax in the quarter was $11,025,000, compared with $18,057,000 last year. Towable RV income before tax in the quarter was $8,808,000, down from $16,743,000 last year. Motorized RV income before tax in the quarter was $2,217,000, up significantly from $1,314,000 last year. Bus segment income before tax in the quarter was $3,792,000, compared with $6,233,000 last year. Corporate net costs were $7,436,000 in the quarter versus $5,037,000 last year.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2011 and 2010
($000 except per share — unaudited)

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2011	% Net Sales	2010	% Net Sales	2011	% Net Sales	2010	% Net Sales

Net sales	$526,227		$430,025		$1,132,911		$932,577
Gross profit	$47,643	9.1%	$49,996	11.6%	$124,221	11.0%	$119,767	12.8%
Selling, general and administrative	$40,742	7.7%	$31,087	7.2%	$85,633	7.6%	$65,854	7.1%
Amortization of intangibles	$2,489	0.5%	$77	0.0%	$4,564	0.4%	$168	0.0%
Impairment of trademarks	$—	0.0%	$—	0.0%	$2,036	0.2%	$—	0.0%
Interest income (net)	$941	0.2%	$1,101	0.3%	$1,894	0.2%	$2,672	0.3%
Gain on involuntary conversion	$2,031	0.4%	$—	0.0%	$6,833	0.6%	$—	0.0%
Other income (expense)	$(3)	0.0%	$(680)	-0.2%	$452	0.0%	$89	0.0%

Income before taxes	$7,381	1.4%	$19,253	4.5%	$41,167	3.6%	$56,506	6.1%
Taxes	$1,693	0.3%	$7,329	1.7%	$11,791	1.0%	$21,153	2.3%

Net income	$5,688	1.1%	$11,924	2.8%	$29,376	2.6%	$35,353	3.8%

E.P.S. — basic	10¢		22¢		54¢		65¢
E.P.S. — diluted	10¢		22¢		54¢		65¢

Avg. common shares outstanding-basic	55,812,526		53,665,620		54,717,208		54,551,272
Avg. common shares outstanding-diluted	55,930,489		53,762,528		54,819,297		54,639,650
SUMMARY BALANCE SHEETS — JANUARY 31, ($000) (unaudited)

	2011	2010

Cash and equivalents	$96,613	$67,563
Investments, short term	—	76,300
Accounts receivable	176,679	147,345
Inventories	211,977	162,165
Deferred income tax and other	54,434	43,415

Total current assets	539,703	496,788
Fixed assets	166,947	141,806
Long term investments	2,977	12,983
Goodwill	245,766	148,411
Other intangible assets	132,383	13,785
Other assets	39,344	49,139

Total	$1,127,120	$862,912

Current liabilities	$275,939	$208,864
Other liabilities	82,635	63,866
Stockholders’ equity	768,816	590,182

	$1,127,120	$862,912